Exhibit 1(b)




                          CERTIFICATE OF AMENDMENT
                                     OF
                            DECLARATION OF TRUST
                                     OF
                KIDDER, PEABODY MUNICIPAL MONEY MARKET SERIES






     The undersigned, being a Trustee of Kidder, Peabody Municipal Money Market Series (the "Trust"), a Massachusetts business trust, hereby certifies pursuant to Section 8.3 of Article VIII and Section 2 of Article IX of the Declaration of Trust of KIDDER, PEABODY MUNICIPAL MONEY MARKET SERIES, that the Trustees of the Trust have duly adopted at the Board of Trustees meeting held on December 14, 1994 (adjourned to December 16, 1994), and ratified at the Board of Trustees meeting held on January 25, 1995, the following amendment to the Amended and Restated Declaration of Trust of the Trust dated the 28th day of August, 1991, in the manner provided in such Declaration of Trust.

VOTED: that the Amended and Restated Declaration of Trust dated August 28, 1991, be, and it hereby is, amended to change the name of the Trust from "Kidder, Peabody Municipal Money Market Series" to "PaineWebber/Kidder, Peabody Municipal Money Market Series" in the following manner:

                   Section 1.1. Name. This Trust shall be known as
                                ----
               "PaineWebber/Kidder, Peabody Municipal Money Market Series".




















































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                                    -2-

     IN WITNESS WHEREOF, the undersigned, being a Trustee of the Trust, has signed this Certificate of Amendment in duplicate, as of the 16th day of February, 1995.


                          /s/ [SIGNATURE]
                         -------------------------
                                  Trustee